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Exhibit 10.67

Description of 2007 Compensation Arrangements
for Certain Executive Officers of Fortune Brands, Inc.

Description of 2007 base salaries, annual executive incentive bonuses and long-term incentive awards for certain executive officers, constituting Exhibit 10.67 to the Annual Report on Form 10-K of Fortune Brands, Inc., for the fiscal year ended December 31, 2006.

Base Salaries

Executive Officer	2007 Salary
Norman H. Wesley	$1,236,000
Bruce A. Carbonari	$850,000
Craig P. Omtvedt	$592,000
Mark A. Roche	$492,000
Christopher J. Klein	$445,000
Mark Hausberg	$342,500

Annual Executive Incentive Bonus

        On February 26, 2007, the Compensation and Stock Option Committee (the "Committee") of the Company's Board of Directors established performance goals under the Company's Annual Executive Incentive Compensation Plan for 2007. The Plan covers officers of the Company holding the office of Vice President or a more senior office. The Committee established as a performance goal an incentive pool of 2.5% of 2007 adjusted net income (defined generally as the Company's net income from continuing operations) from which bonuses will be paid. The Committee allocated a percentage of the pool to each participant in the plan.

        After 2007 adjusted net income is determined, the Committee will approve the actual bonuses. The Committee has discretion to award bonuses that are less than the percentage of the pool allocated to each participant, and generally approves bonuses that range from 0% to 200% of a target bonus amount. The target bonus amount is a percentage of base salary. The percentage of the target bonus amount awarded is based primarily on the Company's earnings per share results, but in no event can bonuses exceed a participant's allocated percentage of the pool.

        The allocated percentage of the pool is: 15% for Norman H. Wesley, Chairman and Chief Executive Officer; 13% for Bruce A. Carbonari, President and Chief Operating Officer and 7.5% for Craig P. Omtvedt, Senior Vice President and Chief Financial Officer, Mark A. Roche, Senior Vice President, General Counsel and Secretary, Christopher J. Klein, Senior Vice President — Strategy and Corporate Development and Mark Hausberg, Senior Vice President — Finance and Treasurer. The target bonus amount is 110% for Mr. Wesley; 95% for Mr. Carbonari, 75% for Mr. Omtvedt; 60% for Messrs. Roche and Klein; and 50% for Mr. Hausberg.

Long-Term Incentive Plan

        On February 26, 2007, the Committee also established performance goals for performance awards under the Company's Long-Term Incentive Plan for the performance period 2007-2009. The Committee granted performance awards to executive officers for the 2007-2009 performance period contingent upon the Company achieving specified ending annual return on invested capital and cumulative diluted earnings per share targets over the performance period. Executive officers will be paid the target number of shares if the Company achieves 100% of the target ending annual return on invested capital and cumulative earnings per share. An additional amount of shares will be paid if the Company exceeds the targeted ending annual return on invested capital and cumulative earnings per share goals, but the maximum number of shares paid will not exceed 150% of the target amount. If the minimum ending annual return on invested capital and cumulative earnings per share goals are not achieved, no shares will be paid. The matrix below further illustrates how payouts are determined. The forms of Notice of Award and Terms and Conditions, filed as exhibit 10.64 to the Company's Annual Report on Form 10-K for the period ended December 31, 2006, describe the terms and conditions applicable to the performance awards.

        The target number of shares is: 32,000 for Mr. Wesley; 15,000 for Mr. Carbonari; 13,000 for Mr. Omtvedt; 8,600 for Mr. Roche; 9,000 for Mr Klein; and 3,400 for Mr. Hausberg.

2007-2009 Performance Share Goals

		% of Performance Shares Earned
	Maximum	100	125	150
Diluted
Cumulative EPS	Target	75	100	125
before Charges
	Minimum	50	75	100
		Minimum	Target	Maximum
		Average ROIC

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2007-2009 Performance Share Goals